Exhibit 99.1

Contacts:

Dickie Walker Marine, Inc.

Gerald W. Montiel, Chairman and CEO

(760) 450-0360

Dickie Walker Marine Provides Business Update

Oceanside, Calif. – November 7, 2005 – Dickie Walker Marine, Inc. (DWMA.PK) today provided an update on the previously announced mutual release agreement between Dickie Walker and Intelligent Energy Holdings, Plc and management’s future business plans.

As disclosed in the press release and the Form 8-K filing of October 14, 2005, Dickie Walker and Intelligent Energy agreed to terminate the Acquisition Agreement dated February 3, 2005. The mutual release agreement was contingent upon receipt of a cash payment by Intelligent Energy to Dickie Walker of $500,000. Payment was received on November 1, 2005.

“While we are pleased to have received the settlement payment,” said Jerry Montiel, chairman and chief executive officer of Dickie Walker, “the extended period of time over which the proposed merger unraveled caused a serious loss of momentum for our business. In anticipation of closing the transaction with Intelligent Energy, we shifted our focus away from growing our business. We suspended our efforts to build our direct sales business, reduced staff, halted sales, marketing and product development efforts, and stopped accepting new accounts. Additionally, we incurred significant costs, and management had to divide its time between managing the business and managing the transaction. At this point in time, it is highly unlikely that we will be able to revive the business with our limited resources. Consequently, we have made the decision to exit the business ourselves and attempt to sell the Dickie Walker brand to a company with greater resources to carry it forward.”

Montiel continued, “Being a publicly-traded company remains a valuable asset and represents a means to return some value to our shareholders. Thus, with the termination of the Intelligent Energy transaction, we have resumed our efforts to find another company that is seeking to become a public company through a ‘reverse merger’ transaction.”

About Dickie Walker Marine, Inc.

Dickie Walker Marine, Inc. designs, sources and has manufactured, markets and distributes authentic lines of nautically-inspired apparel, gifts and decorative items. The Dickie Walker brand is a lifestyle brand of nautically inspired apparel and accessories for the home, office and boat, which are distributed through specialty retailers, yacht clubs, resorts, higher-end sporting goods stores, marinas, coastal stores, catalogs and a branded website. Additional information about Dickie Walker Marine can be found at www.dickiewalker.com.

Forward-Looking Statements

This release contains statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Dickie Walker’s or its respective management’s intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future. These statements are based on current estimates and projections about the company’s business, which are derived in part on assumptions of management, and are not guarantees of future performance, as such performance is difficult to predict. It is important to note that actual results could differ materially from those in any such forward-looking statements. Readers of this release are also referred to Dickie Walker’s previous public filings, available at http://www.sec.gov or upon request from Dickie Walker. Dickie Walker does not intend to update any of these forward-looking statements after the date of this release.